LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of this 27th day of June, 2017 (the "Effective Date"), by and between I|M1, LLC, a California limited liability company ("Licensor"), and Loose Leaf Eyewear and Accessories LLC ("Licensee"), having an office located at 432 State Rt. 34, Suite 1A, Matawan, NJ, 07747, and its showroom located at 389 Fifth Avenue, Suite #605, New York, NY 10016. Licensor and Licensee sometimes collectively referred to herein as "Parties" or, individually, as "Party."

RECITAL

Licensor has the right and authority to license certain trademarks and rights to the name, likeness, and visual representation of "I'M1", "I|M1", "IM1" and other marks and has developed and used intellectual property (collectively, the "I'M1 IP") and is engaged in the licensing of the various trademarks and intellectual property, as well as multiple names, likeness, and visual representations being known and recognized by the public and associated in the public mind with Licensor (hereinafter, with the IM1 IP, collectively referred to as the "Licensed Marks" or the "Brand"). Licensee is an importer, manufacturer, distributor and/or seller of products and desires to use the Licensed Marks in certain channels of distribution.

AGREEMENT

In consideration of the mutual promises herein contained, it is hereby agreed:

1. GRANT OF LICENSE

1.1 License Grant. Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the non-transferable right, exclusive license, and privilege, of using the Licensed Marks solely for the sale, marketing and distribution of Men's Fashion eyewear products of Licensee which are approved in writing by Licensor in accordance with the terms of this Agreement ("Licensed Products"), through the channels of distribution in the Territory (as defined below) during the Term, and the exclusive, non-transferable right, license, and privilege of using the Licensed Marks solely upon and in connection with the manufacture of Licensed Products in the Territory. All proposed channels of distribution and distribution outlets must be submitted in advance to Licensor and shall be subject to Licensor's prior written approval, such approval not to be unreasonably withheld. Subject to the terms herein, for the duration of the Term, Licensor shall not, market, sell or distribute, directly or indirectly, Men's Fashion eyewear within the Territory. It is understood that Licensor will be non-exclusive to Licensee

1.2 Term. The term shall be for 5 years, commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Initial Term"). Thereafter, this Agreement shall renew for additional one year periods, unless one Party notifies the other Party of its desire not to renew for such additional one year period at least thirty (30) days prior to the end of any such Initial Term or renewal term ("Renewal Term"). The Initial Term and any Renewal Term are sometimes collectively referred to as the "Term."

1.3 Manufacturing Territory: China

1.4 Territory. The territory shall be the United States of America, Mexico and Canada ("Territory").

1.5 No Sub-License. Licensee shall not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement. In the event Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation the royalty rate, in a separate writing signed by the Parties.

1.6 Competing Brands. Licensee will not be permitted to enter into any other branded relationship without the express prior written approval of Licensor, such approval not to be unreasonably withheld.

1.7 Licensee Obligations. During the Term, the Licensee agrees to (a) comply with the Code of Conduct attached hereto as Exhibit A and incorporated herein by reference, and (b) fully adopt, as well as meaningfully contribute to, one or more of the Millennium Development Goals attached hereto as Exhibit C and incorporated herein by reference, and (b) fully adopt, as well as meaningfully contribute to, one or more of the Millennium Development Goals attached hereto as Exhibit C and incorporated herein by reference. Licensee agrees to become a member and utilize Salesforce.com, Dependable Solutions a product approval and royalty reports service. ireland pay, a credit card process service or any similar web platform as may be utilized by Licensor from time to time as a means of conducting Brand business and coordinating with Licensor and other licensees. Licensee agrees to become a member of Send Out Cards within 30 days of the execution of this agreement. Licensee will use Send Out Cards as a powerful marketing tool to help communicate our Partnership and promote sales.

2. LICENSING, ROYALTY AND OTHER FEES

2.1 Royalty. Commencing on the Effective Date, in consideration of the grant hereunder, Licensee shall pay Licensor royalties in U.S. dollars at a rate of four percent (4%) of Net Sales (as defined below) for all Licensed Products sold under the Licensed Marks (the "Royalty"). The term "Net Sales" shall mean the gross sales of the Licensed Products (exclusive of any sales, use or value added tax (VAT) returns, shipping and the like). No other costs incurred in the manufacturing, selling, advertising, and/or distribution of the Licensed Products shall be deducted.

Within fifteen (15) days after the end of each month, Licensee shall furnish to Licensor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and Net and Gross Sales Price of the Licensed Products distributed and/or sold by Licensee during the preceding month, as well as the number of Licensed Products in inventory at the beginning and end of the month along with payment of the royalties due which shall be sent by wire transfer to the following account:

ABA Bank Routing #121000248
Account Name: IM1, LLC
Account No.: 5842344409

2.2 Royalty Report; Late Fees. For this purpose, Licensee shall use a sales and royalty report form acceptable to Licensor. Such report shall be furnished to Licensor whether or not any of the Licensed Products have been sold during the preceding month. Licensee shall tender the report of the sales and royalty report in Excel spreadsheet format to Licensor, separated by each Licensed Product and sent to the addresses set forth in Section 12. Any amounts not paid to Licensor when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month, compounded, or the maximum amount permitted by law, whichever is less.

2.3 Marketing Fee. Licensee shall pay Licensor an annual marketing fee of Fifteen Thousand Dollars ($15,000) and shall be used by Licensor to market the Licensed Products, with the first payment due on the execution of this Agreement and additional payments on each anniversary date thereafter during the Term.

3. ACCOUNTING

Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable hours of the day to an examination of said books of account and records relating to Licensee's performance under the Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Upon request of Licensor, Licensee shall furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, and Gross Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee to the date of Licensor's demand. Each calendar year in which this Agreement is in effect, and after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee's account books, records, invoices and other pertinent data by Licensor or its designated representative during normal business hours. The cost of the audit shall be borne by Licensor unless the audit reveals that Licensee understated sales and or royalties of Licensed Products by more than two percent (2%), in which case Licensee shall be required to pay all Licensor's costs of the audit.

4. QUALITY ASSURANCE

4.1 Quality of Licensed Products. The quality of the Licensed Products shall be consistent with or exceed the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance Brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be suitable for the use for which they are intended. Licensee agrees to provide a reasonable samples of the Licensed Product to Licensor at no cost upon request for quality assurance, and provide Licensed Products to Licensor at cost for promotional purposes (not for resale).

4.2 Licensor Approval. All Licensed Products developed, manufactured and sold hereunder, and all labels, hang tags, packaging, catalogs, brochures, publications, printed matter, advertising, signs, promotional displays, websites, webpages, video and sound recordings, online social media pages and other forms of publicity material for the Licensed Products, shall be in English and subject to Licensor's written approval in advance of use, distribution, marketing or sale, such approval not to be unreasonably withheld, conditioned or delayed.

5. DISPLAY; LABELING; PROMOTIONAL MATERIAL

5.1 IP Notices. Licensee agrees that it will cause to appear on each Licensed Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings or designations requested by Licensor. In the event any Licensed Product is distributed and/or sold in a carton, container, packing or wrapping material bearing the Licensed Marks, such notices shall also appear upon the said carton, container, packing or wrapping material. Licensee agrees to remove any product for sale, regardless of location, which so fails to include the proper notices under this Section 5.1 and such failure shall be deemed a material breach hereof.

5.2 Promotions. No advertising, marketing, promotional, and display materials, or other artwork depicting the Licensed Marks or Licensed Product shall be used without prior written approval by Licensor, such approval not to be unreasonably withheld, conditioned or delayed. To the extent that Licensee runs advertisements, Licensee agrees that it will only run full page advertisements in trade publications to ensure retail recognition for the Brand. Licensee will use its reasonable commercial efforts to convey to the market that it is a licensee of the Brand, including but not limited to placing signage depicting the Brand prominently at Licensee's corporate offices and showrooms, and on Licensee's corporate stationery, point of sale, marketing and other materials. The Parties further agree that all artwork and designs involving the Licensed Marks shall be produced under appropriate "work for hire" provisions, or are hereby assigned to and shall remain the property of Licensor, notwithstanding their creation by Licensee or others, and any such parties creating such materials will execute the necessary valid agreements to convey the ownership and copyrights to these items to Licensor.

6. PHOTOGRAPHY, RECORDING AND FILMING – EE1

Any and all photo sessions, photography, designs and media_will be directed by Licensor's Global Creative Director, Jon Carrasco. The photographs resulting from any photo session(s) shall be contracted for under "work for hire" provisions and all rights, including without limitation copyright, to the photos, negatives, and any other tangible materials bearing Mr. Meharey's image, displaying of the Licensed Mark, or relating to said photo session(s), shall be the property of Licensor. Tommy Meharey is a union member and Licensee will make payments accordingly for any audio or visual recordings. Except as provided herein, under no circumstance shall any recording be made by Licensee or anyone acting on behalf of Licensee in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of Mr. Meharey in connection with any appearance provided under this Agreement, including without limitation all personal appearances and photo sessions, without the express prior written approval of Licensor. The creation of any content to be exploited in any media, now or hereafter existing, pursuant to this Agreement shall be exclusively provided by Encore Endeavor 1 LLC, a California limited liability basis, on a "work for hire" basis with Licensor as the sole owner of the results and proceeds of such services. To the extent that Ms. Kathy Ireland or Tommy Meharey are utilized in producing such content, both are union members of Guild/Union Requirements (SAG-AFTRA) and Licensee will make payments accordingly for any audio or visual recordings.

7. LICENSOR'S RIGHTS AND PROTECTIONS

7.1 Proprietary to Licensor. Licensee agrees that all names of Licensed Products are owned by and proprietary to Licensor. More specifically, Licensor shall own all intellectual property rights in the Licensed Products (to the extent designed exclusively therefor) and related materials and in all sketches, artwork and/or designs designed for the Licensed Products and the related materials, at no cost to Licensor, and to the extent Licensee has any rights in such intellectual property, Licensee agrees to assign and does hereby assign to Licensor (or any person or entity designated by Licensor) all its right, title and interest in and to such products and materials; provided, that it is understood and agreed that Licensor shall retain any and all rights to the Licensed Marks and the Brand. Licensee agrees that during the Term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee form or incorporate any entity under a name that includes the Licensed Marks. Licensee will not attack the title or any rights of Licensor in and to the Licensed Marks or the Licensed Products or attack the validity of this Agreement. Licensee further agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Licensed Marks. Licensee acknowledges that Licensor has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon. Nothing contained in this Agreement shall give Licensee any right, title or interest in or to the Licensed Marks except for the rights expressly licensed by this Agreement, and subject to its terms and conditions. Adaptations and modifications of Licensed Marks prepared under this Agreement shall be included as part of the Licensed Marks, including, without limitation, Licensor's ownership thereof.

7.2 Nothing in this Agreement shall be construed to prevent Licensor from granting any other license for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever. Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be freely exploited by Licensor without limitation.

7.3 Registrations. All registrations for intellectual property, Internet domain names and social media user/screen names in the Licensed Marks are to be applied for and obtained exclusively in Licensor's name. Licensee shall not file or register any intellectual property applications or seek any Internet domain name and/or social media user/screen name registration in the Licensed Marks, Licensed Products or any derivations, improvements, variations or modification thereof, without Licensor's prior written approval. Licensee shall notify Licensor, or its designated representative, prior to entering into any agreement with any individual, company or business, for sales outside the United States of any Licensed Product, to permit the timely filing of foreign and/or international trademark and copyright applications, or other intellectual property protection, covering the Licensed Marks, in Licensor's sole discretion. Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at Licensee's expense if for a Licensed Product, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

8. INDEMNIFICATION AND REPRESENTATIONS

8.1 Licensor Indemnification. Licensor shall defend, indemnify, and hold Licensee harmless against any claims or suits, demands, losses, injuries, liabilities costs, judgments, arbitration awards, license fees, settlement, damages and expenses (including reasonable attorneys' fees and costs, whether or not any legal proceeding is commenced) ("Losses") for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee's use of the Licensed Marks as granted herein, provided that prompt written notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor. Licensor's indemnification under this Section 8.1 shall be apportioned and limited to only the portion of, and extent that, such Losses are, or are claimed to be, proximately caused by or attributable specifically to Licensee's use of Licensed Marks in a manner permitted by this Agreement. It is further agreed that Licensor reserves the right, in its sole discretion, to select counsel to defend any such claims. For purposes of this Section 8, the term "Licensor" shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, owners, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting on their behalf, past or present.

8.2 Licensee Indemnification. Licensee shall defend, indemnify, and hold Licensor harmless against any and all actions, claims, demands, lawsuits, loss, costs, damages, judgments, liabilities, license fees, settlement or expenses incurred, claimed, obtained, or sustained, including without limitation attorneys' fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Licensed Product, whether for personal injury, product liability, intellectual property infringement, dilution, misappropriation or otherwise. Licensor reserves the right to select counsel to defend and/or bring any such claims, and Licensee shall solely be responsible for any and all attorneys' fees, costs, and expenses relating to any and all such actions. Licensee shall provide Licensor with prompt written notice of any lawsuits or threatened lawsuits, or other significant developments, investigations, claims, or final refusals in which Licensee is or may be named as a party or for which Licensee is obligated or has agreed to indemnify any party, and Licensee shall thereafter provide Licensor with periodic written updates concerning relevant developments in any such lawsuits as they arise.

8.3 Licensed Products. Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product, and any such express or implied warranties are hereby disclaimed and Section 8.2 shall apply.

8.4 Licensee Representations and Warranties. Licensee represents and warrants to Licensor that: (i) Licensee has the full power and authority to enter into this Agreement on behalf of Licensee and to perform all Licensee's material obligations pursuant to this

Agreement, and that the Licensed Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used and shall comply with all applicable Federal, State, and local laws, and industry standards, (ii) Licensee will not harm or misuse the Licensed Property or bring the Licensed Marks into disrepute, (iii) except as specifically provided in this Agreement, Licensee will not create any expenses chargeable to Licensor or Ms. Ireland without the express prior written approval of Licensor, (iv) all Licensed Products (and the content contained or used in the Licensed Products) designed, developed, marketed, distributed, published, performed or sold by Licensee pursuant to this Agreement do not, and will not, infringe any intellectual property right or any personal right of any third party, and (v) Licensee will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the Licensed Property or Licensor's or Ms. Ireland's public image in society or standing in the community, or prejudice Licensor or Ms. Ireland and that it will terminate such activities promptly upon written notice, and failure to do so constitutes a material breach of this Agreement. Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensor as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

8.5 Definition of "Licensor". For purposes of this Section 8, the term "Licensor" shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Ms. Ireland, kathy ireland Worldwide, kathy ireland LLC, Sterling/Winters Company, Mr. Tommy Meharey, Level Brands, their executives and employees.

9. INSURANCE

Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Licensed Products are being manufactured, sold, and distributed, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which is qualified to do business in the State of California, providing protection at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate for Licensor and for Licensee against any actions, claims, demands, lawsuits, loss, costs, attorneys' fees, damages, judgments, and liabilities of any nature whatsoever relating to the Licensed Products. As proof of such insurance, a fully paid certificate of insurance naming Licensor as Licensee shall submit an insured party to Licensor for Licensor's prior written approval before any Licensed Product is manufactured, sold, or distributed. Any proposed change in certificates of insurance shall be submitted to Licensor for its prior written approval. Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee. The certificate(s) shall conform to the language requirements set out in Exhibit B attached hereto.

10. INSOLVENCY; CHANGE OF CONTROL

If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, or if Licensee merges or consolidates with or into any other corporation, or directly or indirectly sells or otherwise transfers, sells, or disposes of all or a substantial portion of its business or assets, or if a third party who does not own stock acquires a majority of the voting stock of Licensee, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately. In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. In the event this Agreement is so terminated under this Section 10, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

11. TERMINATION

11.1 Material Breach. Except as otherwise provided herein, in the event either party materially breaches this Agreement, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days' notice in writing, and such notice of termination shall become effective unless the breaching party shall remedy the breach within the thirty (30) day period to the reasonable satisfaction of the non-breaching party. Failure to pay any amounts owed hereunder shall be deemed a material breach hereof.

11.2 Effect of Termination. Termination of this Agreement shall be without prejudice to any rights, which Licensor may otherwise have against Licensee and all amounts owed hereunder prior to the termination hereof, shall become immediately due and payable, and all rights and licenses granted hereunder shall cease and revert to Licensor. Upon termination, Licensee shall immediately cease and desist from using the Licensed Marks in any way and return any confidential information to Licensor.

11.3 Force Majeure. The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event governmental regulations or state or national emergency or war or causes beyond the control of the Parties render performance impossible, and one Party so informs the other in writing of such causes and its desire to be so released. In such event, all royalties on sales and all other monies due, theretofore made shall become immediately due and payable to Licensor.

12. NOTICES

Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service. All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and the Parties to each other may designate notice addresses as in writing.

Licensor: I|M1, LLC
4521 Sharon Road, Suite 450
Charlotte, NC 28211
Attention: Mark Elliott - CFO
Email: mark@levelbrands.com

Copy to: Paul Porter
4521 Sharon Road, Ste. 450
Charlotte, NC 28211
Email: paul@levelbrands.com

And

Erik Sterling
PO Box #1410
Rancho Mirage, CA 92270
Facsimile: 310 557-1722
Attention: Erik Sterling
Email: esterling@sterlingwinters.com

If to Licensee: Looseleaf Eyewear
432 State Rt. 34, Suite 1A
Matawan, NJ 07747
Facsimile: (212) 481-8959
Attention: Teri Santella, President

13. MISCELLANEOUS

13.1 Independent Contractor. Licensee is an independent contractor with respect to Licensor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out.

13.2 Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other.

13.3 Amendment. Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing. Any terms and conditions set forth in any forms used by the Parties, which are in conflict with the terms and conditions of this Agreement, shall be void and have no effect.

13.4 Waiver. It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

13.5 Governing Law. This Agreement shall be construed in accordance with and the laws of the State of California which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the "JAMS Rules ") of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties. In the event the Parties cannot agree on an arbitrator within ten (I0) days, the arbitrator shall be appointed by the Parties in the following manner JAMS, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators. For purposes of this Section, a "qualified arbitrator, shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the Parties. If any Party objects to all the names on the list. AAA and/ or another alternative dispute resolution provider agreed upon by the Parties shall provide the Parties with an alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object only once. Once the Parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence the Parties shall alternately eliminate unacceptable arbitrators until only one name remains. The remaining person shall be appointed arbitrator. The Parties agree to draw lots to decide which Party shall remove the first name from the list of arbitrators. Should a Party whose turn it is to eliminate any unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties, provided, however, that the arbitrator shall award the prevailing Party its reasonable attorneys' fees, expenses and costs, including all costs of arbitration. The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and, subject to the provisions of paragraph 29.1, shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration. If the rules of AAA, JAMS or another agreed upon alternative dispute resolution provider differ from those of this Section, the provisions of this Section shall control. Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above described arbitration procedures, if in that Parties sole judgment such provisional relief is necessary to avoid a irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this agreement.

13.6 Confidentiality. The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor. Licensee agrees not to divulge any confidential and proprietary information pertaining to Licensor or this Agreement to any third party without prior written consent of Licensor, except as required by law. Licensee agrees to keep all such information as confidential. Licensee may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable Licensee to perform its obligations under this Agreement; provided said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement. Licensee shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. The Parties further agree that any breach or threatened breach of this Section 13.6 would cause irreparable harm to Licensor, that a remedy at law or in damages would be inadequate, and that the provisions of this Section 13.6 may be enforced by way of injunctive relief in addition to any other rights available to Licensor in law or in equity. For purposes of this Agreement, "confidential" or "proprietary" information includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and Licensor's business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning Licensor's product development and intellectual property; information concerning manufacturing processes relating to the Licensed Products, or trade secrets. The foregoing confidentiality obligations shall not apply to information that: (a) was previously known to the recipient free of any obligation to keep it

confidential; (b) was independently developed by recipient; or (c) is or becomes publicly available by means other than the unauthorized disclosure by recipient. In the event any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

13.7 Entire Agreement; Counterparts. This Agreement constitutes the complete understanding between the Parties and supersedes any and makes void all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement. The Parties desire that this Agreement represent a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

13.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law. Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

13.9 Headings. All recitals are incorporated by reference into this Agreement. Caption and Section headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Licensor:

I|M1, LLC

Name: Stephen Rosberg
Title: President

Licensee:

Loose Leaf Eyewear and Accessories, LLC

Name: Joseph Morabia
Title: PRES / CEO

EXHIBIT A

CODE OF CONDUCT 行□守□

1. PURPOSE: Licensee is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.

目的：[被许可人]承诺只使用了力争在一个高度专业和道德的方式开展业务的厂家。本文概述了这些各设施使得在尊重其遵守适用的法律和个人的做法和政策的承诺。

2. CHILD LABOR: The facility agrees not to use child labor in the manufacturing, or distribution of the Goods. The term "child" refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.

童工：该中心同意不使用童工在制造，或货物配送。"童工"是指一个人年龄低于当地法定最低就业年龄或年龄在完成义务教育；提供的，但是，在任何情况下，基金使用任何人（15）15岁以下。该基金还同意遵守适用于所有员工的其他法律，不论雇员的年龄。

3. FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

强迫劳动：该基金同意只雇用人员，其存在是自愿的。该基金同意不使用任何强迫或非自愿劳动，无论是监狱，保税，契约或其他方面。

4. ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

滥用劳动：该基金同意把每个员工的尊严和尊重，不使用体罚，暴力威胁或其他形式的身体，性，心理或言语上的骚扰或虐待。

5. NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

不歧视：该基金同意不会在雇佣和招聘活动，包括工资，福利，晋升，纪律，终止或退休种族，宗教，年龄，国籍，社会或民族，性取向，性别的基础上歧视，政治观点或残疾。

6. ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.

关联关系：该基金同意遵守雇员组织和集体谈判不受处罚或干预按照当地的法律。

7. WAGES, BENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee's basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.

工资，福利和工作时间：该厂认识到，工资是必要的，以满足员工的基本需求。该基金同意遵守，至少，所有适用的工资和工时的法律，包括最低工资，加班，最长工时，计件工资和补偿等内容，并应提供法定福利。

8. HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.

健康和安全：该基金同意为员工提供一个安全和健康的工作环境符合所有适用法律，确保在最低限度，合理获得饮用水和卫生设施，精美的安全性和足够的照明和通风。该基金也同意，以确保健康和安全的相同标准适用于它提供了雇员的住房

9. COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.

合规性：本基金同意采取适当措施，以确保奥委会的规定传达给员工，其中包括由著名张贴在当地语言的一个或多个电子公告板的名额该行为准则的副本容易获得员工的所有次。

10. ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.

环境：业务合作伙伴应该分享我们对环境的关注，并坚持对环境的保护和维护当地和国家法律。

11. LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.

法律要求：业务合作伙伴应符合参与开展业务的所有法律要求。

12. Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.

我们的业务合作伙伴必须提供完全访问他们的设备和那些他们的制造商，供应商和分包商，并发布有关用工行为记录。我们可以进行现场视察设施，以监控标准，确保了产品的质量。

Please report Violations Anonymously by emailing to: mark@levelbrands.com

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EXHIBIT B

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

"Certificate Holder I|M1, LLC, I|M1 Holdings, LLC, Level Brands, Inc., Encore Endeavor 1, LLC, EE1 Holdings, LLC, Tommy Meharey, Kathy Ireland, kathy ireland Worldwide, Inc., kathy ireland LLC, The Sterling/Winters Company, and their partners, owners, subsidiaries, affiliates, directors, officers, managers and employees are named additional insured with regards to liability arising out of operations of the named insured."

The Certificate Holder should be listed as:

I|M1, LLC
4521 Sharon Road, Ste. 450
Charlotte, NC 28211

Send copies of Certificate to:

Mitchka Lyonnais
mlyonnais@mmibi.com
Momentous Insurance Brokerage, Inc.

Mark Elliott
mark@levelbrands.com
I|M1, LLC

EXHIBIT C

MILLENNIUM DEVELOPMENET GOALS

1. We must eradicate extreme poverty and hunger!

2. Achieve universal primary education.

3. Promote gender equality and empower women.

4. Reduce child mortality.

5. Improve maternal health.

6. Combat HIV/AIDS, Malaria, and other diseases.

7. Ensure environmental sustainability.

8. Build global partnerships for development.

9. Bring opportunities of financial stability and healthcare to American Veterans and their families.

10. Stop Human Trafficking.